Exhibit 10.2

FOR IMMEDIATE RELEASE

Cordia Corporation Appoints of Joel Dupré as Chief Executive Officer

Orlando, FL – May 17, 2005 - Cordia Corporation (OTCBB: CORG - News), a communications services provider, announced today the appointment of Joel Dupré to serve as Cordia’s Chief Executive Officer.

Mr. Dupré has over 25-years experience in domestic and international trade, coupled with over 10 years experience in the telecommunications industry.  Mr. Dupré will focus on the development of  Cordia’s international Voice Over Internet Protocol service offering and implement a strategic marketing plan for domestic and international rollout.  He comes to Cordia from One Dot Source, LLC, a company he formed in 2000, which is an international sourcing company providing private label import programs to America’s mass merchandisers.

Mr. Dupré also served as Chairman of the Board for eLEC Communications Corp. for the past 10 years.  Joel was also an early investor in Access One Communications Inc., which was later, sold to Talk America Holdings Inc.

Patrick Freeman, CORG’s President, commented, “We are extremely pleased that someone with Joel’s experience in the telecommunications industry and the international marketplace has chosen to join our team.  Our first quarter in 2005, has proven that we have built a successful business model in the U.S.  While we continue to deliver strong fiscal results over the remainder of this year, Joel brings us the expertise to expand this model internationally with our Voice over Internet Protocol (VoIP) service offering.  He has experience in designing, sourcing and delivering products and services in three continents, and I look forward to us working together to build a strong and valuable company.”

Joel Dupré, Chief Executive Officer of Cordia Corporation stated, "I am excited to join the management team of such a dynamic, fast growing Company and look forward to working with Patrick. I believe we are positioned for healthy sustained growth and profitability as we expand our service offerings throughout 2005. We will continue to grow our core business while investing in our VoIP platform and add additional channels of distribution for our services.  We currently have beta VoIP customers in more than 10 countries who have expressed strong enthusiasm for our services and we believe that Cordia has a substantial opportunity to deliver VoIP based telecommunications services around the world.”

About Cordia Corporation

Cordia Corporation provides communications services though its operating subsidiary, Cordia Communications Corp. We also develop and provide an integrated Web services platform that enables competitive local, long distance and Internet service providers to effectively manage integrated offerings of local and long distance services.

This release contains forward-looking statements that involve risks and uncertainties. Cordia's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, availability of management; availability, terms, and deployment of capital; Cordia's ability to successfully market its services to current and new customers, generate customer demand for its product and services in the geographical areas in which Cordia can operate, access new markets, all in a timely manner, at reasonable cost and on satisfactory terms and conditions, as well as regulatory, legislative and judicial developments that could cause actual results to vary in such forward-looking statements.

Contact:

     Cordia Corp

     Patrick Freeman, 866-777-7777

     pfreeman@cordiacorp.com

     Or

     Investors:

     Alliance Advisors, LLC

     Alan Sheinwald, 914-244-0062

     asheinwald@allianceadvisors.net